Exhibit 10.2

SECURED PROMISSORY NOTE

June 30, 2022	US $150,000

FOR VALUE RECEIVED, Alejandro Rodriguez and Pan-American Communications Services, S.A., (hereinafter, collectively, the “Maker”), hereby jointly and severally, promise to pay to the order of American International Holdings Corporation, a corporation organized and existing under the laws of the State of Nevada, or its successors or assigns (the “Payee”), the principal amount of $150,000 by no later than the date that is September 30, 2022 (the “Maturity Date”). This Secured Promissory Note, as may be amended or supplemented from time to time, shall be referred to herein as the “Note”. By their signatures below the Maker and Payee acknowledge that the Payee is owed the principal amount stated above as related to that certain Equity Interest Purchase Agreement executed between the parties on June 30, 2022.

The Maker and Payee further acknowledge that the principal balance of this Note incorporates the above referenced amount and the terms upon which the above principal amount is to be paid to the Payee.

1.	Defined Terms. For purposes of this Note, except as otherwise expressly provided or otherwise defined elsewhere in this Note, or unless the context otherwise requires, the capitalized terms in this Note shall have the meanings assigned to them as follows:

1.1	“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which federal banks are authorized or required to be closed for the conduct of commercial banking business.

1.2	“Event of Default” shall have the meaning given to it in Section 3.1.

1.3	“Interest Rate” shall have the meaning given to it in Section 2.2.

1.4	“Maker” shall have the meaning given to it in the preamble hereof.

1.5	“Maturity Date” shall have the meaning given to it in the preamble hereof.

1.6	“Note” shall have the meaning given to it in the preamble hereof.

1.7	“Payee” shall have the meaning given to it in the preamble hereof.

1.8	“Transaction Documents” means this Note along with any and all documents or instruments executed or to be executed by the Maker in connection with this Note including that certain Equity Interest Purchase Agreement executed on June 30th 2022, any other promissory notes issued by the Maker to the Payee, and the Pledge Agreement entered into between the parties on or around the date hereof to secure amounts due under this Note, in each case, together with all modifications, amendments, extensions, future advances, renewals, and substitutions thereof.

2. Payments of Principal and Interest.

2.1	Payment of Principal. The Makers jointly and severally agree to pay the principal amount, and any interest owed under, this Note, to the Payee no later than the Maturity Date.

2.2	Interest. There is no interest to be accrued, owed or paid if this Note is paid by the Maturity Date and if an Event of Default (as defined below) does not occur.

2.3	General Payment Provisions. The payment shall be made in one lump sum on or before the Maturity Date and shall be made in lawful money of the United States of America by certified bank check or wire transfer to such account as the Payee may designate by written notice to the Maker in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day.

2.4	Optional Prepayment. The Maker may pre-pay this Note without penalty at any time.

3. Defaults and Remedies.

3.1	Events of Default. An “Event of Default” means: (i) the Maker shall fail to pay any interest, principal or other charges due under this Note on the date when any such payment shall be due and payable; (ii) the Maker makes an assignment for the benefit of creditors; (iii) any order or decree is rendered by a court which appoints or requires the appointment of a receiver, liquidator or trustee for the Maker, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (iv) any order or decree is rendered by a court adjudicating the Maker insolvent, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (v) the Maker files a petition in bankruptcy under the provisions of any bankruptcy law or any insolvency act; (vi) the Maker admits, in writing, its inability to pay its debts as they become due; (vii) a proceeding or petition in bankruptcy is filed against the Maker and such proceeding or petition is not dismissed within thirty (30) days from the date it is filed; (viii) the Maker files a petition or answer seeking reorganization or arrangement under the bankruptcy laws or any law or statute of the United States or any other foreign country or state; (ix) any written warranty, representation, certificate or statement of the Maker in this Note or any other Transaction Document or any other agreement with Payee shall be false or misleading in any material respect when made or deemed made; and (x) the Maker shall fail to perform, comply with or abide by any of the stipulations, agreements, conditions and/or covenants contained in this Note or any of the other Transaction Documents on the part of the Maker to be performed complied with or abided by, and such failure continues or remains uncured for ten (10) days following written notice from the Payee to the Maker.

3.2	Remedies. Upon the occurrence of an Event of Default that is not timely cured within an applicable cure period hereunder, the interest on this Note shall immediately accrue at an interest rate equal to the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum interest rate allowable by law, and, in addition to all other rights or remedies the Payee may have, at law or in equity, the Payee may, in its sole discretion, accelerate full repayment of all principal amounts outstanding hereunder, together with accrued interest thereon, together with all attorneys’ fees, paralegals’ fees and costs and expenses incurred by the Payee in collecting or enforcing payment hereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and together with all other sums due by the Maker hereunder and under the Transaction Documents, all without any relief whatsoever from any valuation or appraisement laws, and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Payee at law, in equity, or under this Note or any of the other Transaction Documents. In connection with the Payee’s rights hereunder upon an Event of Default, the Payee need not provide, and the Maker hereby waives, any presentment, demand, protest or other notice of any kind, and the Payee may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it in equity or under applicable law, including, but not limited to under the Pledge Agreement.

4. Miscellaneous

4.1	Lost or Stolen Note. Upon notice to the Maker of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Payee to the Maker in a form reasonably acceptable to the Maker and, in the case of mutilation, upon surrender and cancellation of the Note, the Maker shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note.

4.2	Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

4.3	Cancellation. After all principal, accrued interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Maker for cancellation and shall not be re-issued.

4.4	Entire Agreement and Amendments. This Note, together with the other Transaction Documents represents the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and there are no representations, warranties or commitments, except as set forth herein and therein. This Note may be amended only by an instrument in writing executed by the parties hereto.

4.5	Binding Effect. This Note shall be binding upon the Maker and the successors and assigns of the Maker and shall inure to the benefit of the Payee and the successors and assigns of the Payee.

4.6	Governing Law and Venue. The Maker and Payee each irrevocably agrees that any dispute arising under, relating to, or in connection with, directly or indirectly, this Note or related to any matter which is the subject of or incidental to this Note (whether or not such claim is based upon breach of contract or tort) shall be subject to the exclusive jurisdiction and venue of the state and/or federal courts located in Denton County, Texas. This provision is intended to be a “mandatory” forum selection clause and governed by and interpreted consistent with Texas law. The Maker and Payee each hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in said county, and each waives any objection based on forum non conveniens. The Maker hereby waives personal service of any and all process and consent that all such service of process may be made by certified mail, return receipt requested, directed to the Maker, as set forth herein in the manner provided by applicable statute, law, rule of court or otherwise. Except for the foregoing mandatory forum selection clause, all terms and provisions hereof and the rights and obligations of the Maker and Payee hereunder shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without reference to conflict of laws principles.

4.7	Assignment. The Payee may from time to time sell or assign, in whole or in part, or grant participations in, this Note and/or the obligations evidenced hereby without the consent of the Maker. The holder of any such sale, assignment or participation, if the applicable agreement between Payee and such holder provides, shall be: (i) entitled to all of the rights obligations and benefits of Payee (to the extent of such holder’s interest or participation); and (ii) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to the Maker (to the extent of such holder s interest or participation), in each case as fully as though the Maker was directly indebted to such holder. Payee may in its discretion give notice to the Maker of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Payee’s or such holder’s rights hereunder.

4.8	Indemnity and Expenses.

4.8.1 The Maker (the “Indemnitor”) shall indemnify and save the Payee harmless from and against every claim, demand, liability, cost, loss, charge, suit, judgment, award, fine, penalty, and expense which the Payee may pay, suffer, or incur in consequence of having executed or delivered this Note or any documents executed in connection with this Note, including, but not limited to, court costs, mediation and facilitation fees and expenses, fees and expenses of attorneys, accountants, inspectors, experts, and consultants, whether on salary, retainer or otherwise, and the expense of procuring, or attempting to procure, release from liability, or in bringing suit to enforce the obligation of the Indemnitor under this Note or any documents executed in connection with this Note. In the event the Payee deems it necessary to respond to, make an investigation of, or settle, defend, or compromise a claim, demand or suit, the Maker acknowledges and agrees that all expense attendant to such response, investigation, settlement, defense, and compromise, whether incurred internally or otherwise, is included as an indemnified expense and shall be paid by the Maker to the Payee on demand. In the event of payments by the Payee, the Indemnitor agrees to accept a voucher, affidavit, or other evidence of such payments as prima facie evidence of the propriety thereof, and of the Maker’s liability therefor to the Payee; and

4.8.2 The Maker agrees to pay and reimburse the Payee upon demand for all costs and expenses (including, without limitation, attorneys’ fees and expenses) that the Payee may incur in connection with (i) the exercise or enforcement of any rights or remedies (including, but not limited to, collection) granted hereunder or otherwise available to it (whether at law, in equity or otherwise), and (ii) the failure by the Maker to perform or observe any of the provisions hereof. The provisions of this Section shall survive the execution and delivery of this Note, the repayment of any or all of the principal or interest owed pursuant hereto, and the termination of this Note.

4.9	WAIVER OF JURY TRIAL. THE MAKER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER TRANSACTION DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF OR BETWEEN ANY PARTY HERETO, AND THE MAKER AGREES AND CONSENTS TO THE GRANTING TO PAYEE OF RELIEF FROM ANY STAY ORDER WHICH MIGHT BE ENTERED BY ANY COURT AGAINST PAYEE AND TO ASSIST PAYEE IN OBTAINING SUCH RELIEF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR PAYEE ACCEPTING THIS NOTE FROM THE MAKER. THE MAKER’S REASONABLE RELIANCE UPON SUCH INDUCEMENT I HEREBY ACKNOWLEDGED.

4.10	Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity.

4.11	Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Maker and the Payee and shall not be construed against any person as the drafter hereof.

4.12	Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

4.13	Notice. Notice shall be given to each party at the address indicated in the preamble or at such other address as provided to the other party in writing.

4.14	Security. Amounts owed under this Note shall be secured by that certain Pledge Agreement provided by Maker to Payee of even date herewith and the entry into the Pledge Agreement shall be a required term and condition hereof.

IN WITNESS WHEREOF, the parties have caused this Note to be executed on and as of June 30, 2022.

“Maker”

Alejandro Rodriguez

Pan-American Communications Services, S.A.

Acknowledged and Accepted:

American International Holdings Corporation
As “Payee”

By:
Jacob Cohen, CEO